Exhibit 99.1

Atara Biotherapeutics Announces Third Quarter 2026 Financial Results and Operational Progress

Prescription Drug User Fee Act (PDUFA) Target Action Date of March 31, 2027

Approval of BLA would unlock a $31 Million milestone payment from Pierre Fabre Laboratories

Nine-month year over year reduction in costs and operating expenses of approximately 83%

THOUSAND OAKS, Calif.--(BUSINESS WIRE)-- Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a leader in T-cell immunotherapy, leveraging its novel allogeneic Epstein-Barr virus (EBV) T-cell platform to develop transformative therapies for patients with cancer and autoimmune diseases, today reported financial results for the third quarter 2026 and business updates.

“The resubmission of the tab-cel BLA was an important milestone this quarter, and we remain focused on supporting Pierre Fabre Pharmaceuticals (PFP) toward a successful outcome,” said Cokey Nguyen, President and Chief Executive Officer of Atara. “We continue to believe in tab-cel’s significant commercial potential in the U.S. In parallel, we are taking steps to control expenses with the goal of protecting and maximizing shareholder value while enhancing our strategic flexibility.”

Tabelecleucel (tab-cel® or EBVALLO™) for Post-Transplant Lymphoproliferative Disease (PTLD)

As previously communicated, the U.S. Food and Drug Administration (FDA) has accepted the Biologics License Application (BLA) resubmission for tabelecleucel, with a proposed indication as monotherapy for treatment of adult and pediatric patients two years of age and older with Epstein-Barr virus positive post-transplant lymphoproliferative disease (EBV+ PTLD) who have received at least one prior therapy.

The BLA has a Class 2 Resubmission Prescription Drug User Fee Act (PDUFA) target action date of March 31, 2027.

If tabelecleucel is approved by the FDA, Atara would be eligible to receive a $31 million milestone payment pursuant to Atara’s commercialization agreement with Pierre Fabre Laboratories. Atara would also be eligible to receive significant double-digit tiered royalties as a percentage of net sales, as well as milestones related to commercial sales of EBVALLO.

Third Quarter 2026 Financial Results:

●	Cash, cash equivalents and short-term investments as of September 30, 2026, totaled $9.9 million, as compared to $9.9 million as of June 30, 2026.
●	Net cash used in operating activities was $0.9 million for the third quarter 2026, as compared to $9.8 million in the same period in 2025.
●	Total revenues were $1.2 million for the third quarter 2026, as compared to $3.5 million for the same period in 2025. Total revenues decreased by $2.3 million year-over-year, primarily due to the one-time sale of clinical inventory in the prior year.

●	Total costs and operating expenses include non-cash stock-based compensation, depreciation and amortization expenses of $0.5 million for the third quarter 2026, as compared to $1.3 million for the same period in 2025.
●	Research and development expenses were $1.1 million for the third quarter 2026, as compared to $2.9 million for the same period in 2025.
●	Research and development expenses include $0.1 million of non-cash stock-based compensation expenses for the third quarter 2026, as compared to $0.3 million for the same period in 2025.
●	General and administrative expenses were $2.8 million for the third quarter 2026, as compared to $4.0 million for the same period in 2025.
●	General and administrative expenses include $0.4 million of non-cash stock-based compensation expenses for the third quarter 2026, as compared to $0.9 million for the same period in 2025.
●	Atara reported a net loss of $2.2 million, or ($0.15) basic and diluted loss per share, for the third quarter 2026, as compared to net loss of $4.3 million, or ($0.32) basic and diluted loss per share, for the same period in 2025.

2026 Outlook and Cash Runway:

●	Operating expenses are expected to decline significantly year-over-year, reflecting the full-year benefit of cost-reduction initiatives implemented in 2025 and the first half of 2026.
●	Atara expects its cash, cash equivalents, and short-term investments as of September 30, 2026, combined with operating efficiencies achieved in 2025 and the first half of 2026, will be sufficient to fund planned operations into mid-2027.

About Atara Biotherapeutics, Inc.

Atara is harnessing the natural power of the immune system to develop off-the-shelf cell therapies for difficult-to-treat cancers and autoimmune conditions that can be rapidly delivered to patients from inventory. With cutting-edge science and differentiated approach, Atara is the first company in the world to receive regulatory approval of an allogeneic T-cell immunotherapy. Our advanced and versatile T-cell platform does not require T-cell receptor or HLA gene editing and forms the basis of a diverse portfolio of investigational therapies that target EBV, the root cause of certain diseases. Atara is headquartered in Southern California. For more information, visit atarabio.com and follow @Atarabio on X and LinkedIn.

Forward-Looking Statements

This press release contains or may imply "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include statements regarding: (1) the development, timing and progress of tab-cel, including the FDA’s review of the resubmitted tab-cel BLA and the PDUFA target action date, the potential characteristics and benefits of tab-cel, and the results of, and prospects for bringing tab-cel to U.S. patients with EBV+ PTLD, the global partnership with Pierre Fabre

Medicament involving tab-cel, and the potential financial benefits to Atara as a result of the global partnership with Pierre Fabre Medicament, including the receipt, timing and amount of any payments to be received by Atara thereunder; and (2) Atara’s cash runway, receipt of potential milestone payments, and estimated reduction in operating expenses, including Atara’s ability to fund its planned operations into mid-2027. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; risks related to FDA’s review of tab-cel, including the risk that the resubmitted tab-cel BLA may not address the deficiencies identified in the Complete Response Letter received on January 9, 2026 or other issues that may be raised by the FDA on review; the fact that PFP, and not Atara, holds the tab-cel BLA and controls the content and strategy of the BLA and related FDA interactions, and Atara's ability to influence the review process is limited; Atara’s ability to continue as a going concern and access capital, and the sufficiency of Atara’s cash resources and access to additional capital on favorable terms or at all; and other risks and uncertainties affecting Atara, including those discussed in Atara’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Atara’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings and in the documents incorporated by reference therein. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Atara Biotherapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$4,055	$8,482
Short-term investments	5,862	—
Accounts receivable	691	1,253
Other current assets	705	2,477
Total current assets	11,313	12,212
Property and equipment, net	38	73
Operating lease assets	6,494	7,064
Other assets	762	886
Total assets	$18,607	$20,235

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$762	$127
Accrued compensation	471	1,271
Accrued research and development expenses	24	82
Deferred revenue	513	716
Liability related to the sale of future revenues – current portion	1,105	9,750
Other current liabilities	3,693	2,976
Total current liabilities	6,568	14,922
Operating lease liabilities – long-term	8,482	9,347
Liability related to the sale of future revenues – long-term	39,560	32,673
Other long-term liabilities	1,899	1,795
Total liabilities	56,509	58,737

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock—$0.0001 par value, 500,000 shares authorized as of September 30, 2026 and December 31, 2025; 10,188 and 7,324 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	1	1
Additional paid-in capital	1,995,171	1,983,361
Accumulated other comprehensive income (loss)	(1)	1
Accumulated deficit	(2,033,073)	(2,021,865)
Total stockholders’ equity (deficit)	(37,902)	(38,502)
Total liabilities and stockholders’ equity (deficit)	$18,607	$20,235

Atara Biotherapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Commercialization revenue	$1,224	$3,453	$2,370	$119,177
Costs and operating expenses:
Cost of commercialization revenue	265	115	580	21,108
Research and development expenses	1,099	2,925	2,608	37,668
General and administrative expenses	2,830	3,987	10,241	21,976
Total costs and operating expenses	4,194	7,027	13,429	80,752
Income (loss) from operations	(2,970)	(3,574)	(11,059)	38,425
Other income (expense), net:
Interest income	68	204	199	583
Interest income (expense) on sale of future revenues	682	(906)	(333)	(2,745)
Other income (expense), net	(9)	1	(14)	(138)
Total other income (expense), net	741	(701)	(148)	(2,300)
Income (loss) before provision for (benefit from) income taxes	(2,229)	(4,275)	(11,207)	36,125
Provision for (benefit from) income taxes	—	28	1	31
Net income (loss)	$(2,229)	$(4,303)	$(11,208)	$36,094
Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale securities	1	2	(2)	(6)
Comprehensive income (loss)	$(2,228)	$(4,301)	$(11,210)	$36,088

Basic (loss) earnings per common share	$(0.15)	$(0.32)	$(0.76)	$2.96
Diluted (loss) earnings per common share	$(0.15)	$(0.32)	$(0.76)	$2.93

Basic and diluted weighted-average shares outstanding	15,326	13,564	14,818	12,185
Diluted weighted-average shares outstanding	15,326	13,564	14,818	12,319

Investor and Media Relations
Amber Daugherty
Sr. Director, Strategy and Operations
adaugherty@atarabio.com